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                              SEPARATE ACCOUNT TEN

                                       of

                        INTEGRITY LIFE INSURANCE COMPANY

                              MANAGEMENT AGREEMENT

         Agreement, made this ___ day of _________, 2000 between Separate Account Ten (the SEPARATE ACCOUNT) of Integrity Life Insurance Company, an Ohio corporation, and Touchstone Advisors, Inc., an Ohio corporation (the ADVISER).

                               W I T N E S S E T H

         WHEREAS, the Separate Account is a managed separate account registered under the Investment Company Act of 1940, as amended (the 1940 ACT); and

         WHEREAS, the units of beneficial interest of the Separate Account are divided into separate divisions or portfolios (each, a DIVISION), each of which is established pursuant to a resolution of the Board of Managers of the Separate Account, and the Board of Managers may from time to time terminate such Divisions or establish and terminate additional Divisions; and

         WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the ADVISERS ACT); and

         WHEREAS, the Separate Account desires to retain the Adviser to render or contract to obtain as hereinafter provided investment advisory and supervisory services to the Separate Account and the Separate Account also desires to avail itself of the facilities available from the Adviser with respect to the administration of the Separate Account's day to day business affairs, and the Adviser is willing to render or contract for such investment advisory, supervisory and administrative services;

         NOW, THEREFORE, the parties agree as follows:

1. APPOINTMENT OF ADVISER. The Separate Account hereby appoints the Adviser to act as manager of the Separate Account and administrator of its business affairs for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided. The Adviser is authorized to enter into one or more sub-advisory agreements (each, a SUB-ADVISORY AGREEMENT) with a registered investment adviser (each, a SUB-ADVISER) pursuant to which the Adviser delegates to the Sub-Adviser its obligations for providing investment advisory and certain other services in connection with one or more of the Divisions; provided, that the Adviser, and not the Separate Account, shall be responsible for any compensation payable under any Sub-Advisory Agreement. Any such Sub-Advisory Agreement may be entered into by the Adviser on such terms and in such manner as may be permitted by the 1940 Act and the rules thereunder. For each Division for which the Adviser has entered into a


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         Sub-Advisory Agreement, the Sub-Adviser shall have the primary responsibility for providing investment advisory services as set forth in Section 2 and shall be responsible for broker-dealer selection as set forth in Section 3 and maintaining books and records as set forth in Section 4, and the Adviser will have supervisory responsibility for investment advisory services furnished by the Sub-Adviser pursuant to the Sub-Advisory Agreement. The Adviser will review the performance of the Sub-Adviser and make recommendations to the Board of Managers of the Separate Account with respect to the retention and renewal of the Sub-Advisory Agreement.

2. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Separate Account's Board of Managers, and in compliance with each Division's investment objectives and policies, the Adviser will provide an investment program for each Division and determine the composition of the assets of each Division, including determination of the purchase, retention or sale of the securities, cash, and other investments contained in such Division's holdings. The Adviser is hereby authorized to execute and perform such services, or to arrange for execution and performance of such services, on behalf of each Division. To the extent, if any, permitted by the investment policies of a Division, the Adviser shall make determinations as to and execute and perform futures contracts and options on behalf of such Division. The Adviser will provide the services under this Agreement in accordance with each Division's investment objective or objectives, policies, procedures and restrictions as stated in the Separate Account's Registration Statement, as amended from time to time (the REGISTRATION STATEMENT), filed with the Securities and Exchange Commission (the SEC) and any other documents that set forth investment policies, procedures or restrictions governing the Division.

                  The Adviser further agrees as follows:

                  (a) The Adviser will manage each Division so as to ensure compliance by such Division with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 and regulations issued thereunder. In managing the Division in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel.

                  (b) In undertaking its duties under this Agreement, the Adviser will comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Separate Account's Board of Managers of which it has notice and the provisions of the Registration Statement.

                  (c) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Division as well as of the Adviser's or the Adviser's affiliates' other investment advisory clients, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to,


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                           aggregate the securities to be so sold or purchased
                           with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, the Adviser will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner that is fair and equitable in the Adviser's judgment in the exercise of the Adviser's fiduciary obligations to the Separate Account and to such other clients.

                  (d) In connection with the purchase and sale of securities for each Division, the Adviser will arrange for the transmission to the custodian, transfer agent, dividend disbursing agent and recordkeeping agent for the Separate Account (such custodian and agent or agents hereinafter collectively referred to as the AGENT), on a daily basis, such confirmations, trade tickets (which shall state industry classifications unless the Adviser has previously furnished a list of classifications for portfolio securities), and other documents and information, including, but not limited to, Cusip or other numbers that identify securities to be purchased or sold on behalf of each Division as may be reasonably necessary to enable the Agent to perform their administrative and recordkeeping responsibilities with respect to such Division. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the automatic transmission of the confirmation of such trades to the Separate Account's Agent.

                  (e) The Adviser will monitor on a daily basis, by review of daily pricing reports provided by the Agent to the Adviser, the determination by the Agent for the Separate Account of the valuation of portfolio securities and other investments of each Division. The Adviser shall not be obligated to independently verify the Agent's pricing determinations, and the Agent's responsibility for accurate pricing determinations of the value of the Division's securities shall not be reduced by the Adviser's duty to monitor such determinations. The Adviser will assist the Agent in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of each Division for which the Agent seeks assistance from or identifies for review by the Adviser.

                  (f) The Adviser will make available to the Separate Account, promptly upon request, all of each Division's investment records and ledgers maintained by the Adviser as are necessary to assist the Separate Account to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws. The Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the


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                           Separate Account are being conducted in a manner
                           consistent with applicable laws and regulations.

                  (g) The Adviser will provide reports, which may be prepared by the Agent, to the Separate Account's Board of Managers for consideration at meetings of the Board on the investment program for each Division and the issuers and securities represented in each Division's securities holdings, including a schedule of the investments and other assets held in such Division and a statement of all purchases and sales for each Division since the last such statement, and will furnish the Separate Account's Board of Managers with periodic and special reports with respect to each Division as the Managers may reasonably request, including statistical information with respect to the Division's securities.

3. BROKER-DEALER SELECTION. The Adviser is responsible for decisions to buy or sell securities and other investments for each Division, broker-dealer and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing portfolio transactions, the Adviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Adviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Adviser shall consider all relevant factors, including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Board of Managers may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 ACT), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Adviser's having caused a Division to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to such Division and to the other clients as to which the Adviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule lla2-2('I') thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Adviser may engage its affiliates, or any Sub-Adviser to the


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         Separate Account and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Division.

4. BOOKS AND RECORDS. The Adviser shall keep the Separate Account's books and records required to be maintained by it pursuant to this Agreement, the 1940 Act or otherwise. The Adviser agrees that all records which it maintains for the Separate Account are the property of the Separate Account and it will surrender promptly to the Separate Account any such records upon the Separate Account's request, provided however that the Adviser may retain a copy of such records. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Adviser hereunder.

5.       ADMINISTRATIVE AND SUPERVISORY SERVICES.

         (a) The Adviser will coordinate all matters relating to the functions of the Divisions' Sub-Adviser, if any, Agent, accountants, attorneys, and other parties performing services or operational functions for the Divisions.

         (b) The Adviser will furnish without cost to the Separate Account, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Separate Account's needs.

         (c) The Adviser will provide, without remuneration from or other cost to the Separate Account, the services of a sufficient number of individuals competent to perform all of the Separate Account's executive, administrative and clerical functions as are necessary to ensure compliance with federal securities laws as well as other applicable laws and to provide effective supervision and administration of the Divisions and which are not performed by employees or other agents engaged by the Separate Account or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Separate Account. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as a member of the Board of Managers or officers of the Separate Account to serve in the capacities in which they are elected without any remuneration from the Separate Account.

         (d) The Adviser will assist in the preparation of all periodic reports to the unitholders of the Separate Account and all reports and filings required to maintain the registration and qualification of the Separate Account's units, or to meet other regulatory or tax requirements applicable to the Separate Account, under federal and state securities and tax laws.


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         (e)      The Adviser shall assist in the preparation of and, after
                  approval by the Separate Account, file and arrange for the distribution of proxy materials to Separate Account unitholders as required by applicable law.

         (f) The Adviser shall prepare, or cause the preparation of, and, after approval by the Separate Account, arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

         (g) The Adviser shall take such other action with respect to the Divisions, after approval by the Separate Account, as may bc required by applicable law, including without limitation the rules and regulations of the SEC and of state securities or insurance commissions and other regulatory agencies.

         (h) The Adviser shall make its officers and employees available to the Board of Managers and officers of the Separate Account and Sub-Adviser for consultation and discussions regarding the supervision and administration of the Divisions.

6.       EXPENSES.

         (a) During the term of this Agreement, the Adviser shall pay, or cause a Sub-Adviser to pay, the following expenses:

                  (i) The salaries and expenses of all personnel of the Separate Account and the Adviser except the fees and expenses of members of the Board of Managers who are not "interested persons" (within the meaning of the 1940 Act) of the Separate Account, the Adviser, National Integrity Life Insurance Company ("National Integrity"), or any Sub-Adviser;

                  (ii) All expenses reasonably incurred by the Adviser in connection with providing the services described above, including the provision of office space, office equipment, office facilities, and executive, administrative and clerical personnel in accordance with paragraph 2(i) hereof, but excluding the expenses described below to be assumed by the Separate Account;

                  (iii) The fees of any Sub-Adviser pursuant to a Sub-Advisory Agreement; and

                  (iv) The costs and expenses payable by any Sub-Adviser pursuant to a Sub-Advisory Agreement.

         (b) Each Division is responsible for and bears all expenses incurred in its operation that are not specifically assumed by the Adviser or ARM Securities Corp., the Separate Account's distributor, pursuant to the Distribution Agreement with the Separate


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                  Account. General expenses of the Separate Account not readily identifiable as belonging to one of the Divisions will be allocated among the Divisions by or under the direction of the Separate Account's Board of Managers in such manner as the Board shall determine to be fair and equitable. Expenses borne by each Division include, but are not limited to, the following (or the Division's allocated share of the following):

                  (i) The cost (including brokerage commissions, if any) of securities purchased or sold by the Division and any losses incurred in connection therewith;

                  (ii) Investment management fees due hereunder (but not sub-advisory fees, which are payable by the Adviser);

                  (iii)    Organizational expenses;

                  (iv) Filing fees and expenses relating to the registration and qualification of the Separate Account or the units of a Division under federal or state securities laws and maintenance of such registrations and qualifications;

                  (v) Fees and expenses payable to the members of the Board of Managers who are not "interested persons" of the Separate Account or the Adviser, National Integrity or any Sub-Adviser;

                  (vi) Taxes (including any income or franchise taxes) and governmental fees;

                  (vii) Costs of any liability, directors' and officers', uncollectible items of deposit and other insurance and fidelity bonds;

                  (viii)   Legal, accounting and auditing expense;

                  (ix) Charges of custodians, transfer agents and other agents;

                  (x) Expenses of setting in type and providing a camera-ready copy of prospectuses and supplements thereto, expenses of setting in type and printing or otherwise reproducing statements of additional information and supplements thereto and reports and proxy materials for existing unitholders;

                  (xi) Any extraordinary expenses (including fees and disbursements of counsel) incurred by the Separate Account or Division;

                  (xii) Fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; and


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                  (xiii) Costs of meetings of unitholders.

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, each Division will pay to the Adviser as full compensation therefor a fee at an annual rate of .50% of the average daily net assets of each Division. This fee will be deducted from the assets of each respective Division and paid to the Adviser monthly, but will be accrued daily for purposes of determining the value of each Division on each day the New York Stock Exchange is open for trading.

8. LIABILITY. Except as may otherwise be required by the 1940 Act and the rules and regulations thereunder, the Adviser, any of its affiliated persons and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended, controls the Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its duties and obligations under this Agreement.

9. TERM. Unless sooner terminated, this Agreement shall continue in effect for two years and thereafter for successive one year periods, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Separate Account or any Division thereof (with respect to such Division) at any time, without the payment of any penalty, by the Board of Managers of the Separate Account or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Division, or by the Adviser at any time, without the payment of any penalty, upon not less than 60 days' prior written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
         Act).

10. NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a member of the Board of Managers, officer or employee of the Separate Account to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. AMENDMENTS. This Agreement may be amended by mutual consent in writing, but the consent of the Separate Account must be obtained in conformity with the requirements of the 1940 Act.

12. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to


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         the Adviser at 515 West Market Street, 8th Floor, Louisville, Kentucky
         40202, Attention: President; or (2) to the Separate Account at 515 West Market Street, 8th Floor, Louisville, Kentucky 40202, Attention:
         President.

13. CHOICE OF LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Ohio.

14. SEPARATE ACCOUNT. The Separate Account was established under Section 1701.54 of the Ohio General Corporation Law as of February 4, 1998. The Separate Account may establish separate Divisions, and all debts, liabilities, obligations and expenses of a particular Division shall be enforceable only against the assets of that Division and not against the assets of any other Division or of the Separate Account as a whole.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                    SEPARATE ACCOUNT TEN OF

                                                    INTEGRITY LIFE INSURANCE

                                                    COMPANY

                                                    By
                                                      -------------------------
                                                    TOUCHSTONE ADVISORS, INC.

                                                    By
                                                      -------------------------

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